UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

GREEN BANKSHARES, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (423) 639-5111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)       On January 4, 2008, Samuel E. Lynch, D.M.D., D.M.Sc. was elected to the Board of Directors of Green Bankshares, Inc. (the "Company").  Dr. Lynch, who will serve in the class of directors whose term is to expire at the Company’s 2008 Annual Meeting of Shareholders, has not yet been appointed to serve on any of the committees of the Company’s Board of Directors, but is expected to be appointed to committees in connection with the annual committee assignment process which is expected to take place in the first quarter of 2008.  At this time, the particular committees to which Dr. Lynch will be assigned is not known.  With Dr. Lynch’s election to the Board of Directors, the size of the Company’s Board of Directors has been increased to fifteen members from fourteen.

Dr. Lynch is not a party to any arrangement or understanding with any person pursuant to which he was selected as a member of the Board of Directors nor is he a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01     Regulation FD Disclosure.

On January 9, 2008, the Company issued the press release furnished herewith as Exhibit 99.1 announcing the appointment of Dr. Lynch to the Company’s Board of Directors.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

99.1     Press release dated January 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

		By:	/s/ James E. Adams
James E. Adams
Executive Vice President and Chief Financial Officer

Date:	January 9, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 9, 2008